CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of Nuvola, Inc., of our report dated May 15, 2015 on our audit of the financial statements of Nuvola Inc. as of December 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
July 13, 2015